Exhibit 99.1

News Release Contact: Michael Stivala President P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Third Quarter Earnings

Whippany, New Jersey, August 7, 2014 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its third quarter ended June 28, 2014.

Consistent with the seasonal nature of the propane and fuel oil businesses, the Partnership typically experiences a net loss in the third quarter of its fiscal year. Net loss for the third quarter of fiscal 2014 was $59.0 million, or $0.98 per Common Unit, compared to a net loss of $45.2 million, or $0.77 per Common Unit, in the prior year third quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2014 amounted to a loss of $5.2 million, compared to EBITDA of $10.9 million in the prior year third quarter.

Net income and EBITDA for the third quarter of fiscal 2014 included a loss on debt extinguishment of $11.6 million and expenses of $4.3 million related to the ongoing integration of Inergy Propane. Net income and EBITDA for the third quarter of fiscal 2013 included a charge of $6.0 million related to the Partnership’s voluntary withdrawal from multi-employer pension plans covering certain employees acquired in the acquisition of Inergy Propane, as well as $2.2 million in expenses related to the integration of Inergy Propane.

Excluding the effects of these items, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments in both quarters, Adjusted EBITDA (as defined and reconciled below) amounted to $10.0 million for the third quarter of fiscal 2014, compared to Adjusted EBITDA of $19.2 million in the prior year third quarter.

In announcing these results, President Michael A. Stivala said, “Following a winter heating season in which consumers experienced significantly higher energy bills, as a result of both greater usage and higher average prices, customer demand slowed during the third quarter as customers delayed deliveries while making payments on their winter usage. In addition, our own efforts to manage exposure to higher than normal customer receivable balances resulted in lower volumes and higher provisions for potential bad debts during the third quarter of fiscal 2014. With the heating season behind us, we resumed our integration activities and have made substantial progress executing on our system conversion plans, further refining our operating model and providing enhanced employee training. As the new fiscal year approaches, we will be substantially completed with our system conversions and physical blending activities and will continue to fine-tune our operating model to maximize operating efficiencies within the combined footprint.”

Retail propane gallons sold in the third quarter of fiscal 2014 decreased 8.9 million, or 9.7%, to 83.2 million, compared to 92.1 million in the prior year third quarter. Sales of fuel oil and other refined fuels decreased 1.3 million gallons, or 15.7%, to 7.0 million gallons compared to 8.3 million gallons in the prior year third quarter. The decrease in volumes was primarily due to the lingering effects of this year’s heating season on customer buying habits. In addition, although weather during the third quarter typically has less of an impact on volumes sold than it does during the heating season, volumes in the prior year third quarter benefitted from a late burst of cold weather that contributed to higher volumes in April 2013 compared to April 2014.

According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories during April 2014 were 5% warmer than normal and 7% warmer than the comparable prior year period. Overall, average temperatures for the third quarter of fiscal 2014 were 10% warmer than normal and 4% warmer than the prior year third quarter.

Revenues of $297.1 million increased $6.3 million, or 2.2%, compared to the prior year third quarter, primarily due to higher retail selling prices associated with higher wholesale product costs, offset to an extent by lower volumes sold. Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices for the third quarter of fiscal 2014 were 16.6% and 2.1% higher than the prior year third quarter, respectively. Cost of products sold for the third quarter of fiscal 2014 of $161.5 million increased $13.3 million, or 9.0%, compared to $148.2 million in the prior year third quarter, primarily due to higher wholesale product costs, offset to an extent by lower volumes sold. Cost of products sold for the third quarter of fiscal 2014 included a $0.7 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.1 million unrealized (non-cash) loss in the prior year third quarter. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $129.2 million for the third quarter of fiscal 2014 were $2.5 million, or 1.9%, lower than the prior year third quarter, primarily due to operating efficiencies and synergies realized as a result of the integration of Inergy Propane; including lower payroll and benefit-related expenses attributable to lower headcount and lower vehicle expenses from a reduction in the quantity of vehicles in use, offset to an extent by higher bad debt expense as a result of an increase in the allowance for potential uncollectible accounts.

Depreciation and amortization expense of $33.0 million increased $1.5 million, or 4.7%, primarily due to the acceleration of depreciation expense on assets taken out of service as a result of integration activities. Net interest expense of $20.7 million decreased $3.7 million, or 15.3%, due to the reduction of $157.3 million in long-term borrowings during the fourth quarter of fiscal 2013 and, to a lesser extent, the refinancing of $496.6 million in aggregate principal amount of 7.5% Senior Notes due 2018 with $525.0 million in aggregate principal amount of 5.5% Senior Notes due 2024 in the third quarter of fiscal 2014.

Concluding his remarks, Mr. Stivala said, “During the third quarter of fiscal 2014, we also took steps to further strengthen our balance sheet with the successful refinancing of our 7.5% Senior Notes due 2018 with 5.5% Senior Notes due 2024, effectively extending maturities on this portion of our debt by six years at a very attractive interest rate, and reducing our cash interest requirement by more than $8 million annually.”

As previously announced on July 23, 2014, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.8750 per Common Unit for the three months ended June 28, 2014. On an annualized basis, this distribution rate equates to $3.50 per Common Unit. The $0.8750 per Common Unit distribution is payable on August 12, 2014 to Common Unitholders of record as of August 5, 2014.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings expected from the Partnership’s acquisition of the retail operations formerly owned by Inergy, L.P. (the “Inergy Propane Acquisition”) may not be fully realized or realized within the expected timeframe;

•	The revenue gained by the Partnership from the Inergy Propane Acquisition may be lower than expected;

•	The costs of integrating the business acquired in the Inergy Propane Acquisition into the Partnership’s existing operations may be greater than expected;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them, including, but not limited to, Inergy Propane;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures;

•	The operating, legal and regulatory risks the Partnership may face; and

•	Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 28, 2013 and other periodic reports filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Nine Months Ended June 28, 2014 and June 29, 2013

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Revenues
Propane	$242,173	$230,777	$1,409,271	$1,164,099
Fuel oil and refined fuels	26,898	31,026	174,888	185,967
Natural gas and electricity	16,912	16,132	74,311	64,253
All other	11,160	12,870	38,501	45,615

	297,143	290,805	1,696,971	1,459,934
Costs and expenses
Cost of products sold	161,482	148,176	959,206	740,275
Operating	115,991	118,314	361,035	359,621
General and administrative	13,253	13,465	51,105	51,060
Depreciation and amortization	32,992	31,505	101,101	93,347

	323,718	311,460	1,472,447	1,244,303
Operating (loss) income	(26,575)	(20,655)	224,524	215,631
Loss on debt extinguishment	11,589	—	11,589	—
Interest expense, net	20,662	24,385	63,095	73,284

(Loss) income before provision for income taxes	(58,826)	(45,040)	149,840	142,347
Provision for income taxes	163	148	611	430

Net (loss) income	$(58,989)	$(45,188)	$149,229	$141,917

Net (loss) income per Common Unit - basic	$(0.98)	$(0.77)	$2.47	$2.46

Weighted average number of Common Units outstanding - basic	60,462	58,730	60,448	57,718

Net (loss) income per Common Unit - diluted	$(0.98)	$(0.77)	$2.46	$2.45

Weighted average number of Common Units outstanding - diluted	60,462	58,730	60,710	57,924

Supplemental Information:
EBITDA (a)	$(5,172)	$10,850	$314,036	$308,978
Adjusted EBITDA (a)	$10,023	$19,171	$334,000	$327,312
Retail gallons sold:
Propane	83,155	92,109	454,702	456,356
Refined fuels	6,981	8,331	43,595	47,439
Capital expenditures:
Maintenance	$5,167	$2,463	$12,972	$6,301
Growth	$2,118	$5,810	$8,670	$14,866

(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and certain other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Net (loss) income	$(58,989)	$(45,188)	$149,229	$141,917
Add:
Provision for income taxes	163	148	611	430
Interest expense, net	20,662	24,385	63,095	73,284
Depreciation and amortization	32,992	31,505	101,101	93,347

EBITDA	(5,172)	10,850	314,036	308,978
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(707)	73	(708)	6,333
Integration-related costs	4,313	2,248	9,083	6,001
Multi-employer pension plan withdrawal charge	—	6,000	—	6,000
Loss on debt extinguishment	11,589	—	11,589	—

Adjusted EBITDA	10,023	19,171	334,000	327,312
Add / (subtract):
Provision for income taxes	(163)	(148)	(611)	(430)
Interest expense, net	(20,662)	(24,385)	(63,095)	(73,284)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	707	(73)	708	(6,333)
Integration-related costs	(4,313)	(2,248)	(9,083)	(6,001)
Multi-employer pension plan withdrawal charge	—	(6,000)	—	(6,000)
Loss (gain) on disposal of property, plant and equipment, net	179	(301)	(340)	(2,891)
Compensation cost recognized under Restricted Unit Plans	2,074	840	5,663	3,253
Changes in working capital and other assets and liabilities	136,738	79,649	(122,272)	(35,158)

Net cash provided by operating activities	$124,583	$66,505	$144,970	$200,468

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.